CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the inclusion in Form S-8 of our accountants' review report dated January 8, 2001, relating to the interim financial statements of Commercial Concepts, Inc. as of November 30, 2000 and for the three and nine month periods then ended which appears in such Form S-8


/s/ CHRISTENSEN & DUNCAN, CPA'S LC

CHRISTENSEN & DUNCAN, CPA'S LC
Certified Public Accountants
Salt Lake City, Utah
March 9, 2001